Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Organization
Bel Power Solutions Germany GmbH	Germany
Bel Components Ltd.	Hong Kong
Bel Connector Inc.	Delaware
Bel Fuse (Macao Commercial Offshore) Limited	Macao
Bel Fuse Limited	Hong Kong
Bel Guangxi Electronics Co. Ltd.	PRC
Bel Power (Hangzhou) Co. Ltd.	PRC
Bel Power Europe S.r.l.	Italy
Bel Power Inc.	Massachusetts
Bel Power Solutions GmbH	Switzerland
Bel Power Solutions Inc.	Delaware
Bel Power Solutions Ireland Limited	Ireland
Bel Power Solutions s.r.o.	Slovakia
Bel Sales (Hong Kong) Ltd.	Hong Kong
Bel Stewart GmbH	Germany
Bel Transformer Inc.	Delaware
Bel Ventures Inc.	Delaware
BPS Asia Pacific Electronics (Shenzhen) Co. Ltd.	PRC
BPS Cooperatief U.A.	Netherlands
Cinch Connectivity Solutions LTD	England and Wales
Cinch Connectivity Solutions, Inc.	Delaware
Cinch Connectors de Mexico, S.A. de C.V.	Mexico
Cinch Connectors Limited	England and Wales
Continental Converters Corporation Pte. LTD	Singapore
Dongguan Transpower Electric Products Co., Ltd.	PRC
Elcatech Development LTD	Israel
Enercon Technologies LTD	Israel
Enercon Technologies Europe AG	Switzerland
EOS Power India Private Limited	India
Mil Power Converter Technologies India Private Limited	India
Mil Power Magnetics India Private Limited	India
Mil Power Source Inc.	United States
Multisphere Power Solutions Private Limited	India
PAI Capital LLC	Delaware

Shireoaks Worksop Holdings Ltd.	England and Wales
Signal Dominicana, S.R.L.	Dominican Republic
Stewart Connector Systems de Mexico, S.A. de C.V.	Mexico
Stratos International, LLC	Delaware
Stratos Lightwave LLC	Delaware
Stratos Lightwave-Florida LLC	Delaware
Transpower Cooperatief U.A.	Netherlands
Transpower Technologies (HK) Limited	Hong Kong
Trompeter Electronics, Inc.	Delaware
TRP Connector B.V.	Netherlands
TRP Connector Limited	Macao
TRP International*	PRC
Winsonko (Guangxi Pingguo) Electron Co., Ltd.	PRC

* TRP International is a China Business Trust